EXHIBIT 99.1

155 EAST TROPICANA ANNOUNCES FOURTH QUARTER

AND FISCAL 2005 FINANCIAL RESULTS

Las Vegas, NV – April 3, 2006 – 155 East Tropicana, LLC (the “Company”) today announced full year operating results for the period ended December 31, 2005 and for the ten months ended October 31, 2005 for Hotel San Remo Casino and Resort (“Hotel San Remo”). The Company owns the Hooters Casino Hotel in Las Vegas, Nevada, which celebrated its grand opening on February 2, 2006.

 “While our fourth quarter results are not indicative of our future expectations, as anticipated, they were impacted by construction disruption related to the renovation,” stated Mr. Neil Kiefer, Chief Executive Officer. “More importantly, we were thrilled to celebrate Hooters Casino Hotel’s grand opening in February, and are very pleased to have completed construction and refurbishment within our budget. In the first two months of operations, we have been encouraged by the number of guests at the property, and believe this is testament to the strength of the Hooters brand and its appeal to Las Vegas visitors.”

Prior to the grand opening, renovation and re-branding, the Hooters Casino Hotel was formerly known as the Hotel San Remo Casino and Resort. Through October 31, 2005, the Company leased the hotel and casino to Eastern & Western Hotel Corporation, the former owner and operator of the Hotel San Remo. The Company then assumed operational responsibility for the hotel and casino on November 1, 2005, after receiving approval for its state gaming license. A balance sheet and statement of operations for the Company for year ended December 31, 2005 is included in this release along with the statement of operations for its predecessor, Hotel San Remo for the ten months ended October 31, 2005.

During 2005, the Company, which was a development stage company, generated $8.0 million in net revenues, EBITDA of ($1.1) million (which includes $4.8 million in pre-opening expense) and a net loss of $13.9 million.

The fourth quarter ended December 31, 2005 results below are the combined results for Hotel San Remo and 155 East Tropicana, LLC compared to the combined results of operations for the fourth quarter ended December 31, 2004.

	Quarter ended December 31, 2005	Quarter ended December 31, 2004

Operating revenues:
Casino	$1,760,679	$3,094,276
Food and beverage	1,106,339	1,908,308
Hotel and other	2,114,588	3,639,932
	4,981,606	8,642,516
Less promotional allowances	(482,958)	(723,567)
Net operating revenues	4,498,648	7,918,949

Operating expenses:
Casino	1,779,668	1,640,563
Food and beverage	1,513,055	1,550,839
Hotel and other	1,036,798	1,037,474
General and administrative	2,325,085	2,503,995
Depreciation	786,652	599,478
Pre-opening expenses	3,048,654	98,021
Restructuring costs	—	(511,593)
Total operating expenses	10,489,912	6,918,777
Operating (loss) income	(5,991,264)	1,000,172
Other income (expense):
Interest expense, net of capitalized interest	(2,692,020)	(2,207,539)
Interest income	518,909	81,267
Other income (expense), net	(2,173,111)	(2,126,272)
Loss before income taxes	$(8,164,375)	$(1,126,100)

Note: the Intercompany related party lease income and expense have been eliminated in this schedule.

Combined Operating Results for the Quarter Ended December 31, 2005 for the Company and its predecessor, Hotel San Remo Casino and Resort

The combined net operating revenues for the three months ended December 31, 2005, were $4.5 million, compared to net revenues of $7.9 million in the fourth quarter of last year, a decrease of $3.4 million or 43.2%. The decrease in revenue is attributable to the impact of construction disruption on existing facilities related to the renovation of the hotel and casino.

Combined casino revenues were $1.8 million in the fourth quarter, down 43.1% from the $3.1 million casino revenues in fourth quarter 2004. Casino revenues included $0.5 million from table games and $1.2 million from slot machines. Approximately 50% of the slot floor was shut down during the fourth quarter of 2005 due to remodeling. Food and beverage revenue was $1.1 million for the quarter as compared to $1.9 million in the fourth quarter of 2004. Food revenue decreased largely as a result of a 75.3% decline in covers in the restaurants as a result of substantial closures for remodeling. Hotel revenue decreased 41.9% to $2.1 million in the fourth quarter of fiscal 2005, from $3.6 million in the fourth quarter of last year as a significant number of rooms were removed from operations for remodeling.

Combined EBITDA (1), which we define as earnings before interest, taxes, depreciation and amortization was $(5.2) million in the fourth quarter. This compares to $1.6 million in the fourth quarter of last year. EBITDA for this year’s fourth quarter includes $1.3 million in pre-opening expense.

For the fourth quarter, combined casino expenses were $1.8 million, or 101.1% of casino revenues, compared to $1.6 million, or 53.0% of casino revenues for the fourth quarter of last year. Food and beverage expenses were $1.5 million or 136.8% of food and beverage revenues in the fourth quarter, which compares to $1.6 million or 81.3% of food and beverage revenues for the fourth quarter of last year. Hotel expenses were $1.0 million or 49.0% of hotel revenues in the fourth quarter versus $1.0 million, or 28.5% of hotel revenues for the fourth quarter of fiscal 2004.

Combined selling, general and administrative expenses were $2.3 million or 51.6% of net revenues for the fourth quarter of 2005, compared to $2.5 million, or 31.6% of net revenues in the fourth quarter of last year.

Combined depreciation expense of $0.8 million was incurred during the quarter ended December 31, 2005.

The combined operating loss was approximately $6.0 million for the fourth quarter of 2005, compared to operating income of approximately $1.0 million in the fourth quarter of fiscal 2004.

Combined interest income of $0.5 million was earned for the three months ended December 31, 2005, largely on the funds received from the March 2005 $130.0 million note offering. Interest expense on the $130.0 million in notes was $2.7 million.

The loss before income taxes for the quarter ended December 31, 2005 is approximately $8.2 million, as compared to a loss of approximately $1.1 million for the same quarter in 2004.

As of December 31, 2005, the Company had cash on hand of approximately $14.2 million and restricted cash of $29.3 million. The restricted cash is being used to fund construction, interest reserves and working capital needs for the casino. The Company’s current cash and restricted cash balances and operating cash flows, are expected to provide sufficient resources to meet existing debt obligations and current planned capital expenditure requirements for the renovation and construction.

Conference Call

The Company will conduct a conference call to discuss its fourth quarter 2005 financial results on Monday, April 3, 2006 at 10:00 a.m. ET. The call can be accessed live over the phone by dialing (877) 704-5380 or for international callers by dialing (913) 312-1294. The conference call will be simultaneously webcast on the Investor Relations portion of the Company’s website, www.hooterscasinohotel.com. A replay will be available one hour after the call and can be accessed by dialing (888) 203-1112 or for international callers by dialing (719) 457-0820; the password is 4060408. The replay will be available from April 3, 2006, through April 10, 2006.

(1) - “EBITDA” is defined as earnings before interest, taxes, depreciation and amortization. EBITDA should not be construed as an alternative to operating income, as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities, as a measure of liquidity, or as any other measure determined in accordance with generally accepted accounting principles (GAAP). Moreover, our calculations of EBITDA may not be comparable to that reported by other companies.

EBITDA is a basis upon which we assess our liquidity and because certain covenants in the indenture are tied to similar measures. EBITDA also presents useful information regarding our ability to service and incur indebtedness. EBITDA does not take into account our debt service requirements, and accordingly, is not necessarily indicative of amounts that may be available for debt service.

About 155 East Tropicana, LLC

155 East Tropicana, LLC owns the Hooters Casino Hotel in Las Vegas, Nevada. The property is located one-half block from the intersection of Tropicana Avenue and Las Vegas Boulevard, a major intersection on the Las Vegas Strip. The Hooters Casino Hotel features 696 hotel rooms and an approximately 29,000 square-foot casino. Additional information about the Company can be found at www.hooterscasinohotel.com.

Forward-Looking Statements

This release contains certain “forward-looking statements” within the meaning of the Unites States Private Securities Litigation Reform Act of 1995. Actual results in future periods may differ materially from forward-looking statements made today because of a number of risks and uncertainties, including, but not limited to, risks relating to the successful completion of its construction and renovation projects; the implementation of the Company’s business and marketing strategies; the Company’s short operating history; its dependence on one gaming site; changes in and challenges to gaming laws and regulations; competition; and changes in federal or state tax laws. Additional information about factors that could affect the Company’s business is set forth in SEC filings.

155 EAST TROPICANA, LLC
(A NEVADA LIMITED LIABILITY COMPANY)

CONSOLIDATED BALANCE SHEETS

	December 31, 2005	December 31, 2004
Assets
Current assets:
Cash and cash equivalents	$14,191,385	$1,220,851
Accounts receivable, net of allowance for doubtful accounts of $110,017 and $0 in 2005 and 2004, respectively	647,776	8,300
Due from Hotel San Remo	30,508	—
Inventories	146,339	—
Prepaid expenses	775,836	56,771
Total current assets	15,791,844	1,285,922
Property and equipment, net	103,264,703	67,665,688
Other long-term assets:
Restricted cash	29,345,513	4,000,000
Deferred financing costs	7,286,738	1,428,325
Intangible assets	6,609,028	1,100,000
Other assets	861,565	100,000
Total other long-term assets	44,102,844	6,628,325
Total assets	$163,159,391	$75,579,935

Liabilities and Members’ Equity
Current liabilities:
Due to Hotel San Remo	$—	$1,760,434
Accounts payable	3,323,099	—
Construction payable	6,034,450	—
Accrued interest payable	2,864,396	—
Accrued liabilities	1,384,649	—
Total current liabilities	13,606,594	1,760,434
Long-term debt	130,000,000	48,500,000
Total liabilities	143,606,594	50,260,434

Commitments and contingencies

Members’ equity:
Membership interests	34,333,375	26,233,375
Accumulated deficit	(14,780,578)	(913,874)
	19,552,797	25,319,501
Total liabilities and members’ equity	$163,159,391	$75,579,935

155 East Tropicana, LLC
(A Nevada Limited Liability Company)

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31, 2005	For the Period from Inception (June 17, 2004) through December 31, 2004

Operating revenues:
Casino	$1,027,215	$—
Food and beverage	662,044	—
Hotel and other	1,174,324	—
Related party lease income	5,439,324	2,150,382
	8,302,907	2,150,382
Less promotional allowances	(301,841)	—
Net operating revenues	8,001,066	2,150,382

Operating expenses:
Casino	1,087,795	—
Food and beverage	1,140,854	—
Hotel and other	641,254	—
General and administrative	1,444,397	—
Depreciation and amortization	1,956,172	777,133
Pre-opening expenses	4,824,498	103,409
Total operating expenses	11,094,970	880,542
Operating (loss) income	(3,093,904)	1,269,840

Other income (expense):
Interest expense, net of capitalized interest of $692,059 and $22,036 for the year ended December 31, 2005 and for the period from inception (June 17, 2004) through December 31, 2004, respectively	(10,155,864)	(2,183,714)
Interest income	1,629,590	—
Loss on extinguishment of debt	(2,246,526)	—
Other income (expense), net	(10,772,800)	(2,183,714)
Net loss	$(13,866,704)	$(913,874)

Hôtel San Rémo Casino and Resort

(Division of S.I. Enterprises, Inc.)

COMBINED STATEMENTS OF OPERATIONS

	Ten Months Ended	Year Ended
	October 31, 2005	December 31, 2004

Operating revenues:
Casino	$9,408,533	$12,724,697
Food and beverage	5,556,404	7,968,741
Hotel and other	12,217,344	14,826,303
	27,182,281	35,519,741
Less promotional allowances	(1,769,932)	(2,413,791)
Net operating revenues	25,412,349	33,105,950
Operating expenses:
Casino	5,735,908	6,796,058
Food and beverage	4,976,696	6,360,381
Hotel and other	3,628,525	4,376,884
General and administrative	6,678,543	7,858,528
Depreciation expense	334,790	1,419,038
Related party lease expense	5,439,324	2,150,382
Restructuring costs	—	514,449
Total operating expenses	26,793,786	29,475,720
Operating (loss) income	(1,381,437)	3,630,230
Other income (expense):
Related party interest income	346,262	443,692
Interest expense	(7,398)	(1,944,451)
Foreign currency translation	—	660,184
Loss on sale of asset	—	(1,842)
Other income (expense), net	338,864	(842,417)
(Loss) income before income taxes	(1,042,573)	2,787,813
(Benefit) provision for income taxes	(396,633)	867,303
Net (loss) income	$(645,940)	$1,920,510

Contact:

Michael Hessling

(702) 597-6076

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